Exhibit 10.2

[ * ]  = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement No.:  AR-63645

Third Amendment

To Product Purchase Agreement

This Third Amendment (the “Third Amendment”) to the Product Purchase Agreement that was made on the 22nd day of May, 2002, as amended (the “PPA”), and the Award Letters executed thereunder, is made and entered into as of this 22 day of March, 2004 (the “Third Amendment Effective Date”) by and among Sun Microsystems, Inc., a Delaware corporation, with an office at 901 San Antonio Road, Palo Alto, California 94303 and Sun Microsystems International B.V., a Netherlands corporation, with an office at Computertweg 1, 3821 AA Amersfoot, the Netherlands (hereafter collectively referred to as “Sun”) and Dot Hill Systems Corporation, a Delaware corporation, with an office at 6305 El Camino Real, Carlsbad, California 92009 and Dot Hill Systems B.V., a Netherlands corporation, with an office at Marssteden 94, 7547 TD Enschede, the Netherlands (hereafter collectively referred to as “Supplier”).  For purpose of interpretation and construction of this Third Amendment, capitalized terms included herein shall have the same meaning as such terms are defined in the PPA.  Additionally, Sun and Supplier may each be referred to in this Third Amendment as a “Party” and collectively as the “Parties.”

Background

Whereas, Sun and Dot Hill desire to amend the PPA and the Award Letters to make certain additions and modifications to the PPA and the Award Letters, as described below.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Parties, the Parties hereby agree to amend and do amend the PPA and the Award Letters, as follows:

Third Amendment

1)     Add the following to the PPA as Section 2.8.2.6:

“2.8.2.6 Supplier will provide to Sun’s product marketing and sales group certain mutually agreed technical marketing support including, but not limited to, documents and/or web file content to support the release and ongoing sales of certain agreed Product(s).  [ * ]  .”

2)     Add the following to the PPA as Section 2.8.4:

“2.8.4         [ * ]  .”

3)     Add the following to the PPA as Section 2.8.5:

“2.8.5     [ * ]

4)     Add the following to the PPA as Section 2.8.6:

“2.8.6     The Parties intend to work together to promote Supplier’s sponsorship, attendance and participation at internal Sun events, Sun events that include Sun channel partners or Sun end user events.  In order to participate in Sun internal events, Supplier must obtain Sun’s prior approval of Supplier’s proposed space, signage, written and electronic content, product demonstrations and other elements.  For any approved events, Sun and Supplier will mutually agree in advance the funding, the marketing materials to be used and which party will set up and man any booths used.  Any Supplier Product marketing materials will only mention Sun Products, instead of any Supplier or third party products. Should Supplier desire to participate in Sun events that include Sun channel partners or in Sun end user events, the above process and requirements will apply, and in addition, Supplier will only support the Sun Products at those events and not have any signs, collateral or other materials that mention Supplier’s name or other products.”

5)     Add the following to the PPA as Section 2.11:

a)     “2.11               [ * ]

6)     Add the following to the PPA as Section 2.12:

“2.12      Additional Qualification Procedures

i)      Supplier will perform at least [ * ]  of the NSTE level testing and will exercise best efforts (within Supplier’s then-current business and operational constraints and resources) to exceed this minimum level for NSTE level testing.  Sun’s expectations of meeting this goal are as follows: (i) [ * ] , Supplier and Sun will jointly establish an appropriate test percentage goal and a timeframe in which such goal may be met.  Notwithstanding the foregoing, Sun acknowledges that the availability of technology to run tests may impact Supplier’s ability to meet any goal or objective that is established.

ii)     For new Product(s), Supplier will create a test requirement matrix document based on a Sun-approved product concept design or other official Sun-delivered marketing document.  This required test requirement matrix document would be edited jointly, and then submitted to SUN for final approval.  Upon approval of this test requirement matrix document by Sun, Supplier will develop a test plan, and submit it in a timely manner to Sun for review and approval.  Any test schedule within such agreed test plan will be tracked by Supplier, submitted to Sun on a weekly basis or such other mutually agreed schedule, and reviewed in various meetings between Supplier and Sun, [ * ] .

iii)    If changes are made to the product requirements [ * ]  after the test plan and schedule that has been proposed by the Supplier has been approved by Sun, and Sun clearly documents a request for change to Supplier, then the underlying test requirement matrix document will be updated by Supplier and provided promptly to Sun for further review and approval.  Any changes made to an underlying test requirement matrix document will be clearly documented with the date it was changed, and communicated by a party to the other.  Supplier will also promptly provide to Sun an updated test plan that will result from any changes made to such test matrix requirement document, and advise Sun whether there may or may not be any impact on scheduling for the Product(s).  If changes are made by Sun to the product requirements [ * ] .

iv)   Either before or after testing has begun, any additions or modifications to test requirements or cases requested by Sun will be negotiated in good faith between Supplier and Sun and, if appropriate, the schedule may be adjusted based on such agreed additions and modifications.

v)    If there is an inconsistency or conflict between the provisions of this Section 5.12, including its subsections, and those provisions included elsewhere in this  [ * ], Supplier’s Quality Program, then the provisions of this Section 5.12, including its subsections, shall govern and prevail over such other inconsistent or conflicting provisions.”

7)     Replace the sentence in Section 4.2 of the PPA that begins with “Supplier will provide to Sun the agreed upon percentage….” with the following:

[ * ]

8)     Replace in their entirety Sections 4.3.1 and 4.3.2 of the PPA with the following:

“4.3.1 Cost Reductions. Supplier will work actively to achieve cost reductions on all materials/processes associated with Product.  Supplier will provide to Sun an anticipated [ * ]  Product costs and Supplier is encouraged to suggest to Sun changes to materials/processes, however small, that will result in improved performance, reliability or yield of Products.

“4.3.2   Price Reductions.    Supplier and Sun will [ * ].  Except as otherwise provided in Section 4.2 or as otherwise agreed by the Parties in writing, Sun will receive [ * ] .

9)     Replace Section 14.7.1 of the PPA with the following:

“14.7.1     Supplier agrees to loan to Sun [ * ]  a total of between [ * ]  and [ * ]  Product units for the following geographies: (i) North America, (ii) Europe the Middle East and Africa, and (iii) Asia Pacific.  The maximum period of any loan for such Product(s) will be for [ * ]  days (the “Loan Term”).  All such loaned Product(s) will be returned by Sun to Supplier prior to the expiration of the Loan Term [ * ] .  If Sun fails to return any such Products prior to the expiration of the Loan Term, Supplier will notify Sun of such failure and if the Products have not been returned within [ * ], then such applicable Product(s) [ * ] by Supplier to Sun and, Supplier may invoice Sun for such Product(s) at Sun’s then current Product cost.  Supplier and Sun will each act in a cooperative manner to help to develop the above loan process, including logistics associated with the return of Product(s).  With respect to such loan activities, Supplier will loan to Sun the following Product(s): [ * ] , until such time as Supplier has met its loan obligations as set forth above; provided however, that the Parties may agree at any time to accelerate this schedule.  [ * ] .”

10)     Replace Section 19 of the PPA with the following:

“19. Sun Unique Features. Supplier shall not use, sell, distribute or otherwise transfer the customized configuration of the Products, [ * ] .”

11)   Replace Section 2 of the Award Letters executed prior to the Third Amendment Effective Date with the following: “PRODUCT DESCRIPTIONS AND PRICING:  Product descriptions and pricing are set forth in Exhibit A to this Award Letter.”

12)   Replace Exhibits B (Sun-Unique Turnkey Components), F (External Manufacturers) and G (Business Continuity Plan) in all Award Letters executed prior to the Second Amendment Effective Date with the Exhibits attached hereto as Appendices 1, 2 and 3.  The Parties may update Exhibit B from time to time by mutual written agreement.

13)   Add the following as Section 5.24 to Exhibit B, Customer Support Provisions, of the PPA:

“5.24      Upon request by either party, [ * ] .”

14)   Replace Section 4.2 of Exhibit D-1, Training, of the PPA with the following:

“4.2 For sales and services training, Supplier and Sun will develop training courses with a Sun look and feel for the following audiences and for delivery in the following formats: [ * ] . Sun and Supplier acknowledge and agree that such training courses, training materials or training manuals will be [ * ]  and otherwise in accordance with the rights and subject to the conditions of use set forth in Amendment No. 1 to this Agreement. Upon Sun’s acceptance of the course, materials or manuals, which acceptance will not be unreasonably withheld, delayed or conditioned, [ * ] for each major release of new Product(s) that are developed by Supplier and Sun pursuant to the foregoing provisions in this Section 4.2: (a) [ * ]  and any major updates that Supplier chooses to undertake thereto, plus reasonable and pre-approved travel related costs that Supplier actually incurs.

However, if a major release of new Product(s) only [ * ] . Any revenue-generating and/or custom courses, lab training materials or training manuals that Sun desires for Supplier to develop which are outside of the list above must be agreed to in writing by Sun and Supplier. [ * ] . Any charges for such development and/or delivery shall be reasonable in nature and agreed to in writing prior to the commencement of any such development and/or delivery.

15)   Replace Section 4.3 of Exhibit D-1, Training, of the PPA with the following:

“4.3 Supplier will deliver, upon Sun’s request, a minimum of [ * ] . Subject to Section 4.15 of this Exhibit D-1, [ * ]  or course delivery will be quoted at time of request. Additionally, Supplier will deliver [ * ]  for any new Product(s) that is (are) made available by Supplier to Sun after January 31, 2004. The delivery to Sun of [ * ] will be addressed by the Parties . Additional charges may apply to the development and delivery of any such training courses.”

16)   Replace Section 4.4 of Exhibit D-1, Training, of the PPA with the following:

“4.4        [ * ] .  Such training [ * ] if any, will be determined by the Parties and set forth in a training plan that will be agreed to by Supplier and Sun before any such training occurs.  Supplier will make such agreed training available to Sun within a reasonable agreed time frame after receipt of Notice and [ * ] for a period of one (1) year commencing from the first day on which any such training is made available by Supplier.”

This Third Amendment shall have prospective force and effect as of the Third Amendment Effective Date.  Except as specifically set forth above, the terms and conditions of the PPA, including any Exhibits thereto, and any Award Letters issued under the PPA shall remain unchanged and in full force and effect.  The PPA, as amended by this Third Amendment, together with any Award Letters, constitutes the entire agreement by and between the Parties relating to its subject matter.  Such documents shall supersede all prior and contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevail over any conflicting or additional terms and conditions between the Parties relating to its subject matter.

In Witness Whereof, the Parties have caused this Third Amendment to the PPA to be signed by their duly authorized representatives effective as of the Third Amendment Effective Date.

Sun Microsystems, Inc.		Dot Hill Systems Corporation

By:	/s/ Marcy Alstott	By:	/s/ Jim Lambert

Printed Name:	Marcy Alstott	Printed Name:	Jim Lambert

Date:	19 March 2004	Date:	16 Mar 2004

Title:	VP, Worldwide Operations	Title:	President & CEO

Sun Microsystems, International B.V.		Dot Hill Systems B.V.

By:	/s/ Tymen Kos	By:	/s/ B. H. M. van der Woning

Printed Name:	Tymen Kos	Printed Name:	BHM van der Woning

Date:	Director	Date:	22 March 2004

Title:	22 March 2004	Title:	Managing Director

[ * ]  = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.